Exhibit 4.5

COPYRIGHT SECURITY AGREEMENT dated as of April 9, 2010 (this “Agreement”), between INTERSTATE FIBERNET, INC., a Delaware corporation (the “Company”), located at 7037 Old Madison Pike, Huntsville, AL 35806, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Security Agreement dated as of April 9, 2010 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among ITC^DeltaCom, Inc. (the “Borrower”), the subsidiaries of the Borrower party thereto, including the Company, and the Collateral Agent, (b) the Credit Agreement dated as of April 9, 2010 (as amended, refinanced, replaced, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and (c) the Indenture dated as of April 9, 2010 (as amended, refinanced, replaced, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Borrower, the subsidiaries of the Borrower identified therein, including the Company, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement and the Holders have agreed to purchase the Notes subject to the terms and conditions set forth in the Indenture. The obligations of the Lenders to extend such credit and of the Holders to purchase the Notes are conditioned upon, among other things, the execution and delivery of this Agreement. The Company is an affiliate of the Borrower, and will derive substantial benefits from the extension of credit and the purchase of the Notes pursuant to the Credit Agreement and the Indenture, respectively, and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Holders to purchase the Notes. Accordingly, the parties hereto agree as follows:

SECTION  1.     Terms.    Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.01(b) of the Security Agreement also apply to this Agreement.

SECTION  2.    Grant of Security Interest.    As security for the payment or performance, as the case may be, in full of the First Lien Obligations, the Company, pursuant to the Security Agreement, did and hereby does grant to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, a security interest in and lien on, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or in which the Company now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a)    all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule I attached hereto (the “Copyrights”).

Notwithstanding the above, the Copyright Collateral shall not include, and the security granted hereunder shall not attach to, any Excluded Collateral.

SECTION  3.    Security Agreement.    The security interests granted to the Collateral Agent herein are granted in furtherance, and not in limitation of, the security interests granted to the Collateral Agent pursuant to the Security Agreement. The Company acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

SECTION  4.    Choice of Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERSTATE FIBERNET, INC.,

by
/s/ J. Thomas Mullis
	Name:	J. Thomas Mullis
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent,

by
/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

Schedule I

I.    Copyrights

Registered Owner	Title	Registration Number	Date Created Published Registered
Interstate FiberNet, Inc.	ADVANCED wireless solutions	TX0004680412	1997 03/01/1997 06/09/1997
Interstate FiberNet, Inc.	Advanced enterprise solutions: AvData’s levels of network management services.	TX0004643784	1997 07/01/1997 07/21/1997
Interstate FiberNet, Inc.	Frame relay: Know the right questions before making the investment.	TX0004583918	1997 03/01/1997 06/09/1997
Interstate FiberNet, Inc.	The NPCS Network Challenge	TX0004601538	1997 02/01/1997 06/09/1997

II.    Copyright Applications

NONE

III.    Copyright Licenses

NONE